As filed with the Securities and Exchange Commission on April 22, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

______________________

QUINTON CARDIOLOGY SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-3300396 (I.R.S. Employer Identification No.)

3303 Monte Villa Parkway
Bothell, Washington 98021
(Address of principal executive offices, including zip code)

STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT BETWEEN
QUINTON CARDIOLOGY SYSTEMS, INC. AND ALLAN CRISS, DATED AS OF
MARCH 10, 2004
STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT BETWEEN
QUINTON CARDIOLOGY SYSTEMS, INC. AND ATUL JHALANI, DATED AS OF
OCTOBER 23, 2003
STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT BETWEEN
QUINTON CARDIOLOGY SYSTEMS, INC. AND FEROZE MOTAFRAM, DATED AS
OF JULY 23, 2003
(Full title of the plan)

John R. Hinson
President and Chief Executive Officer
Quinton Cardiology Systems, Inc.
3303 Monte Villa Parkway
Bothell, Washington 98021
(425) 402-2000
(Name, address and telephone number, including area code, of agent for service)

______________________

Copies to:
Stewart Landefeld
Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, Washington 98101-3099

______________________

CALCULATION OF REGISTRATION FEE

	Amount to	Proposed	Proposed Maximum
	Be	Maximum	Aggregate Offering	Amount of
Title of Securities	Registered	Offering Price	Price (2)	Registration Fee
to Be Registered	(1)	Per Share (2)
Common Stock, par value $0.001 per share, subject to the outstanding options under the:
Stock Option Grant Notice and Stock Option Agreement between Quinton Cardiology Systems, Inc. and Allan Criss	25,000	$9.42	$235,500.00	$27.72
Stock Option Grant Notice and Stock Option Agreement between Quinton Cardiology Systems, Inc. and Atul Jhalani	75,000	$8.04	$603,000.00	$70.97
Stock Option Grant Notice and Stock Option Agreement between Quinton Cardiology Systems, Inc. and Feroze Motafram	60,000	$8.32	$499,200.00	$58.76
TOTAL	160,000		$1,337,700.00	$157.45

(1)	Includes an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.

(2)	Based on the exercise price of the outstanding options being registered on this Registration statement pursuant to Rule 457(h) under the Securities Act of 1933, as amended, (the “Securities Act”).

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

          (a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 16, 2005, as amended on Form 10-K/A filed on April 22, 2005, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

          (b) The Registrant’s Current Reports on Form 8-K, filed on January 5, 2005 and February 28, 2005; and

          (c) The description of the Registrant’s Common Stock contained in its Current Report on Form 8-K dated May 21, 2003, including any amendments or reports filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4. DESCRIPTION OF SECURITIES

     Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     None.

Item 6. DIRECTOR AND OFFICER INDEMNIFICATION AND LIMITATIONS ON LIABILITY

     The Registrant’s certificate of incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Registrant’s bylaws provide that the directors and officers (and legal representatives of such directors and officers) will be indemnified to the fullest extent authorized by the Delaware General Corporation Law with respect to third-party actions, suits, investigations or proceedings provided that any such person has met the applicable standard of conduct set forth in the Delaware General Corporation Law described below. The Registrant’s bylaws further provide that directors and officers (and legal representatives of such directors and officers) will be indemnified with respect to actions or suits initiated by such person only if such action was first approved by the board of directors. The Registrant’s bylaws allow the Registrant to pay all expenses incurred by a director or officer (or legal representatives of such directors or officers) in defending any proceeding within the scope of the indemnification provisions as such expenses are incurred in advance of its final disposition, upon an undertaking by such party to repay such expenses if it is ultimately determined that such party was not entitled to indemnity by the Registrant. The Registrant has entered into indemnification agreements with its officers and directors so as to provide them with the maximum protection permitted by law. The Registrant believes that these agreements are necessary to attract and retain qualified persons as directors and officers.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent who was or is a party, or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

Item 8. EXHIBITS

Exhibit
Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Stock Option Grant Notice and Stock Option Agreement between Quinton Cardiology Systems, Inc. and Allan Criss, dated as of March 10, 2004 (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004)

99.2	Stock Option Grant Notice and Stock Option Agreement between Quinton Cardiology Systems, Inc. and Atul Jhalani, dated as of October 23, 2003 (incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003)

99.3	Stock Option Grant Notice and Stock Option Agreement between Quinton Cardiology Systems, Inc. and Feroze Motafram, dated as of July 23, 2003 (incorporated by reference to the Registrant’s Form 10-K/A filed on April 22, 2005)

Item 9. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bothell, State of Washington, on the 22nd day of April, 2005.

QUINTON CARDIOLOGY SYSTEMS, INC.
By:	/s/ John R. Hinson
John R. Hinson
President and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose individual signature appears below authorizes John R. Hinson and Michael K. Matysik, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on the 22nd day of April, 2005.

SIGNATURE	TITLE

/s/ John R. Hinson John R. Hinson	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Michael K. Matysik Michael K. Matysik	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Ruediger Naumann-Etienne Ruediger Naumann-Etienne	Chairman of the Board
/s/ W. Robert Berg W. Robert Berg	Director
/s/ Jue-Hsien Chern Jue-Hsien Chern	Director
/s/ Harvey N. Gillis Harvey N. Gillis	Director

INDEX TO EXHIBITS

Exhibit
Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Stock Option Grant Notice and Stock Option Agreement between Quinton Cardiology Systems, Inc. and Allan Criss, dated as of March 10, 2004 (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004)

99.2	Stock Option Grant Notice and Stock Option Agreement between Quinton Cardiology Systems, Inc. and Atul Jhalani, dated as of October 23, 2003 (incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003)

99.3	Stock Option Grant Notice and Stock Option Agreement between Quinton Cardiology Systems, Inc. and Feroze Motafram, dated as of July 23, 2003 (incorporated by reference to the Registrant’s Form 10-K/A filed on April 22, 2005)